                                                                    Exhibit 24.1

                               Power of Attorney

July 28, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

This letter confirms that Richard J. Birns, Andrew Kaplan, and Adam J. Brunk are authorized and designated to sign all securities related filings with the
Securities and Exchange Commission, including Forms 3, 4 and 5, on my behalf and on behalf of each entity for which I may sign such filings. This authorization and designation shall be valid until either revoked in writing by the undersigned or until three years from the date of this letter.

                                              Very truly yours,

                                              /s/ Steven R. Becker
                                              ---------------------------
                                              Steven R. Becker